Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333‑197805, and 333-202392), on Form S-4 (No. 333-202393), and on Form S-8 (Nos. 033-52557, 033‑53689, 333-26613, 333-70859, 333-81085, 333-61768, 333-107673, 333-113502, 333-116776,  333‑126042, 333-148206, 333-156047, 333-159897, and 333-181389) of Aqua America, Inc. of our report dated February 26, 2016 relating to the consolidated financial statements, and the effectiveness of internal control over financial reporting, which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K and the financial statement schedule which appears in this Form 10-K.

/s/ PRICEWATERHOUSECOOPERS LLP
PRICEWATERHOUSECOOPERS LLP
Philadelphia, Pennsylvania

February 26, 2016